Squire, Sanders & Dempsey
                                     L.L.P.
                               Counsellors at Law       Telephone (602) 528-4000
                             Two Renaissance Square    Telecopier (602) 253-8129
                      40 North Central Avenue, Suite 2700
                             Phoenix, Arizona 85004         File No. LIG08 013-6


                                November 30, 1997


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D. C.  20549

          Re: LightPath Technologies, Inc.
              Amended and Restated Omnibus Incentive Plan (the "Plan")

Ladies and Gentlemen:

          We have acted as counsel to LightPath Technologies, Inc ., a Delaware corporation (the "Company") in connection with its Registration Statement on Form S-8 (the "Registration Statement") filed under the Securities Act of 1933 relating to the registration of 1,500,000 shares of its Class A Common Stock, $.0l par value (the "Shares"), issuable pursuant to the Plan.

          In that connection, we have examined minutes of a meeting of the Company's Board of Directors held on September 11, 1997 at which the Shares were authorized for issuance under the Plan. We have further examined such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion, including the Certificate of Incorporation, as amended, and the Bylaws of the Company.

          Based upon the foregoing, we are of the opinion that the Shares, when issued and sold in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

          We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                                              Very truly yours,

                                              SQUIRE, SANDERS & DEMPSEY LLP